Exhibit 10.86

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of the 10th day of November, 2010, by and among EXACTECH, INC., a Florida corporation (the “Borrower”), the several banks and other financial institutions from time to time party to the Credit Agreement (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as a Lender and as swingline lender (the “Swingline Lender”), and amends that certain Revolving Credit Agreement, dated as of June 13, 2008, by and among Borrower, Lenders and Administrative Agent (as amended by this First Amendment, the “Credit Agreement”). All capitalized terms used herein, and not defined herein, shall have the respective meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Borrower has requested that Administrative Agent, in its capacity as a Lender, extend to Borrower an accordion loan facility in the maximum principal amount of $15,000,000 and in connection therewith to modify certain provisions of the Credit Agreement; and

WHEREAS, Administrative Agent, as a Lender, is willing to extend Borrower such an accordion loan facility, and Borrower is willing to accept such facility, under the terms and subject to the conditions set forth herein, and the parties hereto desire to amend the Credit Agreement to add such facility and to modify certain other provisions of the Credit Agreement, all as set forth herein.

NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, the Borrower and Administrative Agent agree as follows:

1. The following defined terms in Section 1.1 of the Credit Agreement are hereby amended and restated as follows:

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time outstanding. On the Closing Date, the Aggregate Revolving Commitment Amount equaled $40,000,000, which amount may be increased upon exercise of the Accordion Option, but in no event shall the Aggregate Revolving Commitment Amount exceed $55,000,000.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on any date, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect from time to time as set forth on Schedule 1; provided that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower is required to deliver the financial statements required by Section 5.1(a) or (b) and the compliance certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level I until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (ii) determine the Applicable Margin for such Applicable Margin Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22. In the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin for any Applicable Margin Period than the Applicable Margin applied for such Applicable Margin Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Margin Period, (ii) the Applicable Margin shall be as if the lower applicable percentage were applicable for such Applicable Margin Period, and (iii) Borrower shall receive a credit towards any future interest payments in an amount equal to the excess interest paid by Borrower as a result of the application of such lower Applicable Margin. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(d) and Article 8 and other of their respective rights under this Agreement. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the first financial statement and Compliance Certificate are required to be delivered shall be at Level IV.

“Closing Date” shall mean June 13, 2008.

“Fixed Charge Coverage Ratio” shall mean, as of any date, for the Person being tested, the ratio of such Person’s (a) Consolidated EBITDA minus Maintenance Capital Expenditures for such period, to (b) Consolidated Fixed Charges for such period, in each case measured for the four consecutive fiscal quarters ending on or immediately prior to such date.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, all Notices of Borrowing, the Subsidiary Guaranty Agreement, the Indemnity and Contribution Agreement, the Security Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing, each as it may be amended or supplemented from time to time in accordance with the terms thereof.

“Loans” shall mean all Revolving Loans, Accordion Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Permitted Acquisition” means any transaction consummated after the Closing Date, in which the Borrower or a Subsidiary acquires the assets or all or substantially all of the outstanding capital stock or equity interests, or, subject to the limitation contained in Section 7.4(h), a minority share of the outstanding capital stock or equity interests, of any Person or any division or business line of any Person, or merges or consolidates with any Person (with any such acquisition being referred to as an “Acquired Business” and any such Person, division or line of business being the “Target”), provided that (a) at the closing of such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) such acquisition has been approved by the Board of Directors and/or shareholders of the Borrower and the applicable Subsidiary (and as otherwise required in accordance with applicable law) (c) at least ten (10) Business Days prior to the consummation of such transaction, the Borrower shall give written notice of such transaction to the Administrative Agent (the “Acquisition Notice”), which shall include either (i) the final acquisition agreement or the then current draft of the acquisition agreement or (ii) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment), (d) if the transaction is a merger, the Borrower or a non-foreign Subsidiary shall be the surviving entity (provided that any Target can be the surviving entity of a merger with a foreign or non-foreign Subsidiary if such Target becomes a Subsidiary Loan Party promptly upon consummation of such merger, and any Foreign Subsidiary can be the surviving entity if such entity becomes a Subsidiary Loan Party promptly upon consummation of such merger), (e) the Acquired Business shall be in substantially the same line of business as the Borrower and its Subsidiaries or a line of business permitted by Section 5.3, and (f) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by a Responsible Officer of the Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in Section 6 of this Agreement on a pro forma basis after giving effect to such acquisition and, further, certifying that, after giving effect to the consummation of such acquisition, the representations and warranties of the Borrower contained herein will be true and correct in all material respects and as of the date of such consummation, except to the extent such representations or warranties expressly relate to an earlier date, and that the Borrower, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans and Accordion Loans to the Borrower and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule 2.2 of this Agreement (as same may be increased in connection with an exercise of the Accordion Option in accordance with Section 2.6), or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee or in an Instrument of Accession executed by such Person, as the same may be changed pursuant to terms of this Agreement.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Accordion Loans plus such Lender’s Swingline Exposure.

2. The following definitions are hereby added to Section 1.1 of the Credit Agreement:

“Accordion Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to Borrower under the Accordion Facility.

“Accordion Option” shall have the meaning set forth in Section 2.6.

“Accordion Facility” shall mean the extension of credit to Borrower made by Lenders pursuant to the provisions of Section 2.6.

“Commitment Increase Applicable Margin” shall mean, with respect to interest on all Accordion Loans, a percentage per annum established by Administrative Agent at the time of Borrower’s exercise of the Accordion Option for a Commitment Increase, based on the then-current market interest rates for borrowers with similar credit profiles and ratings to Borrower, but in no event shall the Commitment Increase Applicable Margin exceed 2.50%. Notwithstanding the foregoing, the Commitment Increase Applicable Margin for any Commitment Increase made on or prior to December 31, 2010 shall be 2.35%.

“First Amendment Closing Date” shall mean November 10th, 2010.

“Maintenance Capital Expenditures” shall mean, for any Person, the actual amount paid on account of Capital Expenditures which were incurred for replacement and maintenance of existing assets, but shall not include Capital Expenditures which were incurred in connection with (i) improvements to the property, plant and equipment, including expenditures in respect of normal wear and tear, and (ii) investments in future assets.

“Notice of Exercise of Accordion” shall have the meaning as set forth in Section 2.6(a).

3. Section 2.2 of the Credit Agreement is amended and restated as follows:

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and re-borrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or re-borrow should there exist a Default or Event of Default. Each Lender’s Revolving Commitment shall be set forth on Schedule 2.2 attached hereto, which Schedule may be modified, revised, amended or restated by the Administrative Agent, from time to time, as same may be necessary or desirable in connection with the exercise of the Accordion Option set forth in Section 2.6 hereof, without the consent or necessity for joinder of any Lender.

4. Section 2.6 of the Credit Agreement is amended and restated as follows:

Section 2.6. Accordion Facility.

(a) Borrower shall have the option at any time prior to the Commitment Termination Date to increase the Aggregate Revolving Commitment Amount by up to an additional Fifteen Million Dollars ($15,000,000.00) (the “Accordion Option”); provided that the Aggregate Revolving Commitment Amount shall not exceed Fifty-Five Million Dollars ($55,000,000.00). Any exercise of the Accordion Option must be in a minimum amount, and in increments, of One Million Dollars ($1,000,000). The Accordion Option shall be exercised by written notice by Borrower to the Administrative Agent of Borrower’s intent to exercise the Accordion Option (a “Notice of Exercise of Accordion”), which Notice of Exercise of Accordion shall include the amount by which Borrower desires to increase the Aggregate Revolving Commitment Amount (the “Commitment Increase”); provided that (a) no Default or Event of Default has occurred and is continuing at the time of such Commitment Increase, (b) Borrower shall be in pro forma compliance with the Financial Covenants set forth in Article VI of this Agreement after giving effect to such Commitment Increase, (c) Administrative Agent shall have received a duly executed Accordion Increase to Revolving Credit Agreement in substantially the form of Exhibit I hereto (the “Accordion Increase”), new or replacement Revolving Credit Notes and such other documentation as it deems reasonably necessary to effectuate such Commitment Increase and (d) the Loans made pursuant to the Commitment Increase shall not have a shorter maturity than all other Loans.

(b) Subject to Borrower’s satisfaction of the conditions set forth in this Section 2.6, Administrative Agent, in its capacity as a Lender, is obligated to increase its Revolving Commitment by the amount of the Accordion Option, provided that Administrative Agent’s Aggregate Revolving Loan Commitment shall not exceed Forty Million and No/100 Dollars ($40,000,000.00). No other Lender is obligated to increase its Revolving Commitment in connection with the Accordion Option or any Commitment Increase.

(c) Within two (2) Business Days after receipt of a Notice of Exercise of Accordion, the Administrative Agent will notify Borrower of the Commitment Increase Applicable Margin. On the date on which a Commitment Increase becomes effective in accordance with this Section 2.6 (each such date, an “Increase Closing Date”), Schedule 2.2 hereto shall be automatically amended to reflect, as the case may be, (x) the name, address, and, as the case may be, the Commitment of the Lenders, (y) the Aggregate Revolving Commitment Amount, after giving effect to any Commitment Increase, and (z) the Pro Rata Share of each Lender, after giving effect to any Commitment Increase, based on the increased Aggregate Revolving Commitment Amount and each Lender’s Revolving Commitment.

(e) As a condition precedent to a Commitment Increase, Borrower shall deliver to the Administrative Agent a certificate, dated as of the applicable Increase

Closing Date, signed by a Responsible Officer of Borrower (i) certifying that (x) the conditions set forth in this Section 2.6 (a) have been satisfied, and (y) before and after giving effect to such Commitment Increase, no Default or Event of Default has occurred and is continuing or would result after giving effect to such Commitment Increase.

(f) All Revolving Commitments (for the avoidance of doubt, inclusive of all Revolving Loans and all Accordion Loans) (A) shall rank pari passu in right of payment and of security with all other Revolving Loans and (B) shall be governed by and subject to all of the provisions, terms and conditions set forth in this Agreement and the other Loan Documents. To the extent conforming changes to this Agreement must be made to effect a Commitment Increase made in accordance with this Section 2.6, such conforming amendment (each such amendment, a “Conforming Amendment”) will not require the consent of any Lender to be effective, and, subject to the satisfaction of each of the conditions set forth in this Section 2.6, shall be effective upon execution and delivery by Administrative Agent and Borrower; provided that, upon execution of the Conforming Amendment, the Administrative Agent shall distribute a copy thereof to each Lender.

5. Section 2.13 of the Credit Agreement is amended and restated as follows:

Section 2.13. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Revolving Borrowing or Accordion Borrowing, 11:00 a.m. (Gainesville, FL time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of Swingline Borrowings, prior to 11:00 a.m. (Gainesville, FL time) on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of an Accordion Borrowing or a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.5. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

6. Section 2.14 of the Credit Agreement is amended and restated as follows:

Section 2.14. Interest on Loans.

(a) The Borrower shall pay interest on each Revolving Loan at the Index Rate in effect from time to time, plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Accordion Loan at the Index Rate in effect from time to time, plus the Commitment Increase Applicable Margin.

(c) The Borrower shall pay interest on each Swingline Loan at the Index Rate in effect from time to time, plus the Applicable Margin in effect from time to time.

(d) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Revolving Loans and Swingline Loans at the rate otherwise applicable plus an additional five percent (5%) per annum.

(e) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Revolving Loans shall be payable monthly in arrears on the fifteenth day of each calendar month and on the Commitment Termination Date, as the case may be. Interest on each Swingline Loan shall be payable on the earlier of demand or maturity date of such Loan, and on the Swingline Termination Date. All Default Interest shall be payable on demand.

(f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

7. Section 2.15 of the Credit Agreement is amended and restated as follows:

Section 2.15. Fees.

(a) Administrative Agent Fees. Borrower shall pay to the Administrative Agent for the Administrative Agent’s own account fees in the amounts and at the times noted in this Section 2.15.

(b) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Percentage (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment applicable to each such Lender during the Availability Period, provided, that, the Facility Fee shall not accrue on any portion of the Revolving Commitment attributable to the Accordion Facility or any Accordion Loan; further provided, that if any Lender continues to have any Revolving Credit Exposure after the Commitment Termination Date, then the facility fee shall continue to accrue on the daily amount of such Revolving Credit Exposure (excluding any portion attributable to the Accordion Facility) from and after the Commitment Termination Date to the date that all of such Lender’s Revolving Credit Exposure has been paid in full. Accrued facility fees shall be payable quarterly in arrears on the last day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date after the Closing Date; provided further, that any facility fees accruing after the Commitment Termination Date shall be payable on demand.

(c) Closing Fees.

(i) Revolving Facility. On the Closing Date, Borrower paid the Administrative Agent, for the ratable benefit of each Lender, a closing fee equal to 0.20% of the then-applicable Revolving Loan Commitments.

(ii) Accordion Modification. On the First Amendment Closing Date, the Borrower shall pay to the Administrative Agent, for its own account, an accordion modification and closing fee equal to 0.25% of the Accordion Facility.

(d) Accordion Facility Fee. The Borrower agrees to pay to the Administrative Agent for its own account, an annual Accordion Facility fee equal to 0.10% of the Accordion Facility. The Accordion Facility fee shall be payable annually in arrears on the last day of December of each year and on the Commitment Termination Date, commencing on the first such date after the First Amendment Closing Date; provided further, that any Accordion Facility fees accruing after the Commitment Termination Date shall be payable on demand.

8. Section 5.8 of the Credit Agreement is amended and restated as follows:

Section 5.8 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, including, without limitation, maintaining product liability insurance at all times, and in such amounts as are commercially reasonable in Borrower’s industry, that any Loans are outstanding under this Agreement.

9. Section 6.2 of the Credit Agreement is amended and restated as follows:

Section 6.2 Fixed Charge Coverage Ratio. As of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ended September 30, 2010, Borrower’ Fixed Charge Coverage Ratio shall not be less than 2:00 to 1:00.

10. Section 7.3 of the Credit Agreement is amended and restated as follows:

Section 7.3 Fundamental Changes

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of related transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower may merge with a Person if the Borrower is the surviving Person, (ii) any Subsidiary may merge into another domestic Subsidiary but not into a Foreign Subsidiary (except that a Foreign Subsidiary may merge with and into another Foreign Subsidiary), (iii) a Subsidiary Loan Party may merge with a Person if either (x) the Subsidiary Loan Party is the surviving Person or (y) the surviving Person becomes a Subsidiary Loan Party promptly upon consummation of such merger, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

11. Section 7.6 is hereby amended by removing the word “and” from the end of clause (b), deleting the period from the end of clause (c) and substituting “; and” in its place, and adding the following new clause (d):

(d) the sale, lease, assignment, transfer or other disposition of any assets, business or property (i) between or among Borrower and any Subsidiary Loan Party, or (ii) between or among any Subsidiary Loan Parties, or (iii) between or among any Foreign Subsidiaries.

12. Notwithstanding anything to the contrary contained in the Credit Agreement, including, without limitation, the provisions of Section 7.3 thereof, and so long as Borrower has complied with the provisions hereof, Borrower may dissolve the corporate existence of Altiva Corporation, a Delaware corporation (the “Dissolution Company”). Borrower shall not, nor shall it permit any Subsidiary to, (i) transfer or convey the assets, cash or cash equivalents of the Dissolution Company to any Person other than Borrower or a non-foreign Subsidiary, except to Borrower or in connection with an arms-length sale to a third party so long as the proceeds thereof are distributed and transferred to Borrower, (ii) contribute any assets, cash, or cash equivalents to the Dissolution Company, (iii) make any other investment in the Dissolution Company, (iv) permit the Dissolution Company to conduct, engage in, or transact any business, other than the business engaged in by such entity on the date of this First Amendment, (v) obligate itself with respect to any debts or liabilities of the Dissolution Company, or (vi) make any loan or advance to the Dissolution Company; provided, however, Borrower may (A) fund, through whatever means it so determines, the minimum amount of funds necessary to effect the dissolution of the Dissolution Company; (B) permit the Dissolution Company to transact business necessary to effect the dissolution of the Dissolution Company; and (C) permit the Dissolution Company to transact whatever business it now conducts (but no expansion of the nature, scope, or volume of such business) to the extent necessary to permit such Dissolution Company to continue in business until its dissolution is effected. Borrower shall provide Administrative Agent copies of all dissolution documentation promptly upon filing same with the Delaware Division of Corporations.

13. Notwithstanding anything to the contrary contained in the Credit Agreement, including, without limitation, the provisions of Section 7.3 thereof, so long as Borrower complies with the provisions hereof and no Default or Event of Default has occurred and is continuing, Borrower may transfer and convey, or cause to be transferred and conveyed, its direct or indirect ownership interest, as applicable, in the following Foreign Subsidiaries, together with such Foreign Subsidiaries’ respective Subsidiaries (collectively, the “Restructured Foreign Subsidiaries”), to Exactech Switzerland AG, a Swiss entity (as such entity may be renamed by Borrower’s delivery of notice thereof to the Administrative Agent, the “Foreign Holding Subsidiary”):

a. Exactech KK, a Japanese company;

b. Exactech Iberica, S.A., a Spanish company;

c. Exactech UK Limited, a United Kingdom company;

d. Exactech Deutschland GmbH, a German company;

e. France Medica SAS, a French company; and

f. Exactech Taiwan Ltd., a Taiwanese company.

In connection with, and as a condition to, the conveyance of Borrower’s direct or indirect ownership interests in the Restructured Foreign Subsidiaries, Borrower (i) shall continue to own and control One Hundred Percent (100%) of the voting interests of the Foreign Holding Subsidiary, (ii) shall either retain for its own use, or invest in one or more domestic Subsidiaries, all proceeds, cash or other assets obtained from the conveyance of Borrower’s ownership interests in the Restructured Foreign Subsidiaries to the Foreign Holding Subsidiary, and (iii) except as otherwise permitted by the Credit Agreement, shall not, nor shall it permit any Subsidiary which is not a Restructured Foreign Subsidiary to: (A) obligate itself with respect to any debts or liabilities of the Restructured Foreign Subsidiaries, (B) contribute any assets, cash, or cash equivalents to any of the Restructured Foreign Subsidiaries, (C) make any loan or advance to any of the Restructured Foreign Subsidiaries, or (D) make any other Investment in to any of the Restructured Foreign Subsidiaries. Borrower shall provide Administrative Agent written notice and copies of documentation evidencing the transfer of ownership of the Restructured Foreign Subsidiaries promptly after consummation of such transactions.

14. Notwithstanding anything to the contrary contained in the Credit Agreement, in connection with Borrower’s sale or other disposition to Foreign Holding Subsidiary of certain rights and licenses to the non-U.S. manufacture, development and distribution of products, Foreign Holding Subsidiary may incur up to Fifteen Million Dollars of Indebtedness payable to Borrower, as obligee, in respect of such sale or other disposition.

15. Notwithstanding anything to the contrary contained in the Credit Agreement, so long as no Event of Default has occurred and is continuing, a Subsidiary may change its form of organization (a “Conversion”); provided that, (i) such Conversion does not cause an Event of Default, (ii) from and after a Conversion, such Subsidiary continues to engage in the type of business conducted by such Subsidiary immediately prior to the effective time of such Conversion and (iii) such Conversion does not: (A) involve the transfer or conveyance of any assets, cash or cash equivalents of such Subsidiary to another Person, (B) include a merger or consolidation of such Subsidiary with another Person, (C) result in the Investment by Borrower or such Subsidiary in any other Person in any manner prohibited by terms of the Credit Agreement or (D) result in any change in the ownership of the voting interests of such Subsidiary. Following a Conversion, Borrower shall promptly deliver to Administrative Agent evidence of such Conversion issued by the Secretary of State or other relevant Governmental Authority of the jurisdiction of organization of the Subsidiary subject of such Conversion.

16. Borrower represents and warrants to, and agrees with Administrative Agent and Lenders, that this First Amendment has been duly authorized by all necessary corporate action on the part of Borrower, has been duly executed by a duly authorized officer of Borrower and constitutes the valid and binding obligation of Borrower, enforceable against Borrower in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

17. Borrower expressly acknowledges and agrees that (i) there has not been, and this First Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, except as set forth in this First Amendment; (ii) nothing in this First Amendment shall affect or limit a Lender’s right to demand payment of liabilities owing from Borrower to Lender under, or to demand strict performance of, the terms, provisions, and conditions of the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, at any time after the occurrence and continuance of a Default or an Event of Default under the Credit Agreement or the other Loan Documents; and (iii) the limited consents contained in this First Amendment shall not apply to any other past, present, or future noncompliance with any provision of the Credit Agreement or any of the other Loan Documents and do not constitute any course of dealing between Lenders and Borrower.

18. Borrower hereby restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof and with specific reference to this First Amendment and any other Loan Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

19. To induce Lenders to enter into this First Amendment and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions hereof and thereof), Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of Borrower or arising out of or with respect to any of the Loans or other obligations of Borrower owed to Lender under the Credit Agreement or any other Loan Document.

20. This First Amendment shall be binding upon Borrower, Administrative Agent, Lenders and their respective successors and assigns, and shall inure to the benefit of Borrower, Administrative Agent, Lenders and their respective successors and assigns, provided, however, nothing herein shall be deemed to amend, modify or expand the assignment provisions of the Credit Agreement. This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts and be transmitted by facsimile or Portable Document Format (“PDF”) or other electronically scanned and transmitted format, each of which is an original for all purposes of this First Amendment, but all such counterparts shall together constitute one and the same agreement.

21. Except as modified hereby, all of the terms, covenants and conditions of the Credit Agreement are ratified, reaffirmed and confirmed and shall continue in full force and effect as therein written. No amendment of this First Amendment, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in a writing and signed by the parties hereto.

22. This First Amendment shall be governed by and construed and interpreted in accordance with the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

23. Any provision of this First Amendment that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that or any other jurisdiction, and to this end the provisions of this First Amendment are declared to be severable.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed, sealed, and delivered, as applicable, by a duly authorized officer on the day and year first above written.

BORROWER:

EXACTECH, INC., a Florida corporation

By:	/s/ Bruce Thompson
Bruce Thompson, Senior Vice President
(SEAL)

LENDERS:

SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent, as Swingline Lender and as a Lender holding 62.5% of (i) the Aggregate Revolving Commitments and (ii) the Aggregate Outstanding Revolving Credit Exposure

By:	/s/ Robert Dilts
Robert Dilts, First Vice President

Schedule 2.2

Dated as of November 10, 2010 and

subject to amendment as set forth in Section 2.2 of this Agreement.

I.	Revolving Loan Commitments:

Name of Lender	Initial Revolving Commitment	Accordion Revolving Commitment	Aggregate Revolving Loan Commitment	Pro Rata Share
SunTrust Bank	$25,000,000	$0	$25,000,000	62.5%
Compass Bank	$15,000,000	N/A	$15,000,000	37.5%

TOTAL	$40,000,000	$0	$40,000,000	100%

II.	Swingline Commitment:

Name of Lender	Swing Line Commitment
SunTrust Bank	$3,000,000